MID-HUDSON REGION RURAL BROADBAND
COMPANY, INC. - FINANCIAL STATEMENTS(1)


Balance Sheet

For the Period 09/24/2014 to 09/24/2015


Assets(2)
Current Assets					2014(3)				2015

	Cash						$1,400.00(4)		$50,000.00(5)

	Accounts receivable			0					0

	Inventory(6)				0					0

	Prepaid expenses(7)			0					0


Footnotes:
(1) Current as of September 24, 2015.
(2) The company was formed specifically to comply with JOBS Act requirements for Rule 504, Rule 506 and Regulation A offerings.
(3) Although the company was formed in order to comply with JOBS Act rules, which went into effect only in September, 2013, parts of the project areas in the company have been made a part of government procurement opportunity applications since March, 2009, with the beginning of stimulus funding. Thus, the actual project areas within the company have been in active searches for funding for more than six years.
(4) From shares purchased by existing shareholder, officer, director and Chief of the Office of Financial Management, Marc J. Hagemeier.
(5) The original balance, as of July 21, 2015, as reflected from Mr. Hagemeier's investment as described throughout, was $50,000.00
(6) The company does not sell product, and thus would have no inventory.
(7) Prior to the formation of the company, so as to comply with JOBS Act requirements, the project area that encopasses the company's reach, together with other project areas, to include other applicant companies, did achieve significant prepaid expense funding relative to the applications for stimulus funding. All of this funding activity pre-dated JOBS Act, and occurred largely in the years 2009-2010. That original funding allowed for the initial development of the company's project area and initial design.

								2014				2015

	Short-term
		investments				0					0


Total current assets			$1,400.00(8)		$50,000.00



Fixed (long-term) Assets

Long-term investments			0					0

Property,
	plant & equipment
	(less accumulated
	depreciation)(9)			0					0

Intangible assets				0					0


Total fixed assets				0					0



Other Assets

	Deferred income				0					0

	Other						0					0


Total Other Assets				0					0


Footnotes:
(8) For 2014 only.
(9) The company will make every effort to avoid owning property, such as land sites for cell. towers, or buildings for base stations. Such property has been shown to be of a loss nature for such projects, and, in addition, there is already a well-developed industry for the cellular tower sector that makes the ownership of property for the projects largely unnecessary. Further, plant and equipment, for the most part, will be owned by either the original equipment manufacturer and/or the distributor, and leased to the company.

								2014				2015

Total Assets					$1,400.00(10)		0


Liabilities & Owner's Equity

Current Liabilities

	Accounts payable(11)		0					0

	Short-term loans			0					0

	Income taxes payable		0					0

	Accrued salaries
	& wages						0

	Unearned income				0					0(12)

	Current portion of
	long-term debt				0

	Dilution
	mathematician				0




Footnotes:
(10) For 2014 only.
(11) There are no accounts payable by the company. RBC has, however consistent with its corporate structure, expended funds to prepay for certain GIS mapping of one of the project areas of one of the sister companies, STRRBC. Other such development expenses for this project, called 'Hot Bing,' will be ongoing. RBC
(12) MHRRBC is in the process of opening a self-directed equity account with its bank, BB&T, to shift unneeded current cash to that account, to purchase securities, and to secure a cash flow securitized line of credit. This account should be opened and funded by November 1, 2015.

								2014				2015

Long-term Liabilities

	Long-term debt				0					$50,000.00

	Deferred income tax			0					0

	Other						0					0

Total long-term liabilities		0					$50,000.00


Owner's Equity(13)

	Owner's investment(14)		$1,400.00			$50,000.00(15)

	Retained earnings			0					0

	Other						0					0


Total owner's equity			0					0


Total Liabilities
 & Owner's Equity				0					$50,000.00


Footnotes:
(13) To the extent that this term describes the company. This as opposed to shares owned by individuals.
(14) To say again, the project area did benefit from prepaid expense funding that was provided in the beginning years for stimulus funding grant applications.
(15) By Mr. Hagemeier.




									Page 3


Mid-Hudson Region Rural Broadband Company, Inc.

Statement of Income

For the Period 09/24/2014 to 09/24/2015



Revenues

Products
	Less Returns and Allowances

Services

Other
															_____________

Total Revenue													0
															_____________


Costs

Products

Services

Other															500
															_____________

Total Cost														500
															_____________


GROSS PROFIT													-500
															_____________



Operating Expenses

General and Administrative

Insurance														283

Non Recurring

Payroll Taxes

Rent															104.69

Research and Development

Salaries and Wages

Sales and Marketing

Utilities														80

Other															2,560
															_____________

Total Operating Expenses										3,027.69
															_____________


OPERATING INCOME												-3,527.69
															_____________



Non-Operating or Other

Interest Revenue

Interest Expense

Gain on Sale of Assets

Loss on Sale of Assets

Gain from Legal Action

Loss from Legal Action

Depreciation and Amortization

Other Gain

Other Loss
															_____________

Total Non-Operating or Other									0


PRE-TAX INCOME													-3,527.69
															_____________


Taxes

Income Tax Expense
															_____________


NET INCOME														-3,527.69
															_____________




									Page 4


Mid-Hudson Region Rural Broadband Company, Inc.

Statement of Cash Flows

For the Period 09/24/2014 to 9/24/2015




Cash Flow from Operating Activities


Net Income														-3,527.69

Increase in Other Current Assets								(50,000)
															______________
Cash Provided by/Used in Operating Activities					-53,527.69


Cash Flow from Investing Activities
															______________

Cash Provided by/Used in Investing Activities					0

Cash Flow from Financing Activities

															_____________

Cash Provided by Financing Activities
															______________
Net Increase in Cash											-53,527.69

Beginning Cash Balance											0
															______________

Cash at 09/24/2015												-53,527.69
															______________